12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com FIRM / AFFILIATE OFFICES Austin Milan Beijing Munich Boston New York Brussels Orange County Chicago Paris Dubai Riyadh Düsseldorf San Diego Frankfurt San Francisco Hamburg Seoul Hong Kong Silicon Valley Houston Singapore London Tel Aviv Los Angeles Tokyo Madrid Washington, D.C. June 11, 2026 Virgin Galactic Holdings, Inc. 1700 Flight Way Tustin, California 92782 Re: Registration Statement on Form S-8 To the addressees set forth above: We have acted as special counsel to Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 9,950,000 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), issuable under the Company’s Fourth Amended and Restated 2019 Incentive Award Plan (the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2026 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. Exhibit 5.1

June 11, 2026 Page 2 US-DOCS\172006824.4 Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients and have been issued by the Company against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Sincerely, /s/ Latham & Watkins LLP